SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*

                            Flamel Technologies S.A.
                                (Name of Issuer)

              Ordinary Shares, Nominal Value (Euro) 0.122 Per Share
                         (Title of Class of Securities)

                          ISIN NO. FR0004018711 (ADSs)

                                338488109 (ADSs)
                                (CUSIP Number)(1)

                                 March 26, 2010
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------
(1) The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.


                           (Page 1 of 15 Pages)

CUSIP No. 338488109                 13G                    Page 2 of 15 Pages
ISIN No.  FR0004018711

----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               O.S.S. Capital Management LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                       3,200,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                       3,200,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                       3,200,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                       13.21%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G                    Page 3 of 15 Pages
ISIN No.  FR0004018711

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)

                  Oscar S. Schafer & Partners I LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                       209,827
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                       209,827
-----------------------------------------------------------------------------

     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                       209,827
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                       0.87%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G                    Page 4 of 15 Pages
ISIN No.  FR0004018711

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)

                   Oscar S. Schafer & Partners II LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                       1,796,744
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                       1,796,744
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                       1,796,744
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                       7.42%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                       PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G                    Page 5 of 15 Pages
ISIN No.  FR0004018711

----------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSONS (ENTITIES ONLY)

                       O.S.S. Overseas Master Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                       1,111,348
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                       1,111,348
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                       1,111,348
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                       4.59%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                       CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G                    Page 6 of 15 Pages
ISIN No.  FR0004018711

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)

                   O.S.S. Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                       2,006,571
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                       2,006,571
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                       2,006,571
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                       8.28%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                       OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G                    Page 7 of 15 Pages
ISIN No.  FR0004018711
----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)

                     Schafer Brothers LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                               Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                       -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                       3,200,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                       -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                       3,200,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                       3,200,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        13.21%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                        OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G                    Page 8 of 15 Pages
ISIN No.  FR0004018711

----------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSONS (ENTITIES ONLY)

                          Oscar S. Schafer
-----------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         50,000
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      3,200,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         50,000
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      3,200,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      3,250,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        13.42%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 338488109                 13G                   Page 9 of 15 Pages
ISIN No.  FR0004018711

ITEM 1.

         (a)      NAME OF ISSUER:
                  Flamel Technologies S.A.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  Parc Club du Moulin a Vent
                  33 avenue du Dr. Georges Levy
                  69693 Venissieux cedex France

Item 2(a).               NAME OF PERSON FILING:

             (i) Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), with respect to the Ordinary Shares (as defined in Item 2(d) below) directly owned by it;

             (ii) Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "Partnerships"), with respect to the Ordinary Shares directly owned by it;

             (iii)   O.S.S. Advisors LLC, a Delaware limited liability company
                    (the "General Partner"), which serves as the general partner of each of the Partnerships, with respect to the Ordinary Shares directly owned by each of the Partnerships;

             (iv) O.S.S. Overseas Master Fund Ltd., a Cayman Islands exempted company ("OSS Overseas Master"), with respect to the Ordinary Shares directly owned by it;

             (v) O.S.S. Capital Management LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager and management company, to OSS Overseas Master, the Partnerships and a certain account managed by it (the "Managed Account"), respectively, and has investment discretion with respect to the Ordinary Shares directly owned by OSS Overseas Master, the Partnerships and the Managed Account.

             (vi) Schafer Brothers LLC, a Delaware limited liability company (the "SB LLC"), which serves as the general partner to the Investment Manager, with respect to the Ordinary Shares directly owned by OSS Overseas Master, the Partnerships and the Managed Account; and

             (vii) Mr. Oscar S. Schafer ("Mr. Schafer"), who serves as the senior managing member of the General Partner and of

CUSIP No. 338488109                 13G                   Page 10 of 15 Pages
ISIN No.  FR0004018711

                    SB LLC, with respect to the Ordinary Shares directly owned by the Partnerships, OSS Overseas Master and the Managed Account.

     The Partnerships, OSS Overseas Master, the General Partner, the Investment Manager, SB LLC and Mr. Schafer are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2.

         (a)      NAME OF PERSON FILING
                  (i)      O.S.S. Capital Management LP
                  (ii)     Oscar S. Schafer & Partners I LP
                  (iii)    Oscar S. Schafer & Partners II LP
                  (iv)     O.S.S. Overseas Master Fund Ltd.
                  (v)      O.S.S. Advisors LLC
                  (vi)     Schafer Brothers LLC
                  (vii)    Oscar S. Schafer

         (b)      ADDRESS OF PRINCIPAL OFFICE, OR, IF NONE, RESIDENCE

                  The address of the principal business offices of each of:

                  (i)      Investment Manager
                                    598 Madison Avenue
                                    New York, NY 10022
                  (ii)     OSS I
                                    598 Madison Avenue
                                    New York, NY 10022
                  (iii)    OSS II
                                    598 Madison Avenue
                                    New York, NY 10022
                  (iv)     OSS Overseas Master
                                    Walkers Corporate Services Limited
                                    Mary Street
                                    George Town, Grand Cayman, KY1-9005
                                    Cayman Islands
                  (v)      General Partner
                                    598 Madison Avenue
                                    New York, NY 10022
                  (vi)     SB LLC
                                    598 Madison Avenue
                                    New York, NY 10022
                  (vii)    Mr. Schafer
                                    598 Madison Avenue
                                    New York, NY 10022

CUSIP No. 338488109                 13G                   Page 11 of 15 Pages
ISIN No.  FR0004018711

         (c)      CITIZENSHIP
                  (i)      Investment Manager - Delaware, USA
                  (ii)     OSS I - Delaware, USA
                  (iii)    OSS II - Delaware, USA
                  (iv)     OSS Overseas Master - Cayman Islands
                  (v)      General Partner - Delaware, USA
                  (vi)     SB LLC - Delaware, USA
                  (vii)    Mr. Schafer - New York, USA

         (d)      TITLE OF CLASS OF SECURITIES
                  Ordinary Shares, Nominal Value (Euro) 0.122 Per Share, which are owned in the form of ADSs ("Ordinary Shares")

         (e)      CUSIP NUMBER
                  The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

CUSIP No. 338488109                 13G                   Page 12 of 15 Pages
ISIN No.  FR0004018711

ITEM 4. OWNERSHIP.

         A. Investment Manager
                (a) Amount beneficially owned: 3,200,000
                (b) Percent of class: 13.21% The percentages used herein and in the rest of Item 4 are calculated based upon the 24,225,350 shares of Common Stock issued and outstanding as of September 30, 2009 as reported in the Company's Form 6-K filed on January 15, 2010.
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 3,200,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       3,200,000

         B. OSS I
                (a) Amount beneficially owned: 209,827
                (b) Percent of class: 0.87%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 209,827
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       209,827

         C. OSS II
                (a) Amount beneficially owned: 1,796,744
                (b) Percent of class:  7.42%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 1,796,744
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       1,796,744

         D. OSS Overseas Master
                (a) Amount beneficially owned: 1,111,348
                (b) Percent of class:  4.59%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 1,111,348
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       1,111,348

CUSIP No. 338488109                 13G                   Page 13 of 15 Pages
ISIN No.  FR0004018711

         E. General Partner
                (a) Amount beneficially owned: 2,006,571
                (b) Percent of class:  8.28%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,006,571
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       2,006,571

         F. SB LLC
                (a) Amount beneficially owned: 3,200,000
                (b) Percent of class:  13.21%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 3,200,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       3,200,000

         G. Mr. Schafer
                (a) Amount beneficially owned: 3,250,000
                (b) Percent of class:  13.42%
                (c)(i) Sole power to vote or direct the vote: 50,000
                  (ii) Shared power to vote or direct the vote: 3,200,000
                 (iii) Sole power to dispose or direct the disposition: 50,000
                  (iv) Shared power to dispose or direct the disposition:
                       3,200,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     The (i) limited partners and the general partner of the Partnerships and
(ii) the shareholders and advisor of OSS Overseas Master have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the Partnerships and OSS Overseas Master, respectively.

Item 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  See Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                  Not applicable.

CUSIP No. 338488109                 13G                   Page 14 of 15 Pages
ISIN No.  FR0004018711

ITEM 10.   CERTIFICATION

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             March 31, 2010
                                   ------------------------------------
                                                 Date

                                         /s/ Oscar S. Schafer
                                  -------------------------------------
                                              Signature

                                        /s/ Oscar S. Schafer
                                  -------------------------------------
                                              Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP No. 338488109                 13G                   Page 15 of 15 Pages
ISIN No.  FR0004018711

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


              The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  March 31, 2010


                                  /s/ Oscar S. Schafer
                                  -------------------------------------
                                  individually and as senior managing member
                                  of (a) O.S.S. Advisors LLC, for itself and
                                         as the general partner of
                                         (i) Oscar S. Schafer & Partners I LP;
                                             and
                                         (ii)Oscar S. Schafer & Partners II
                                             LP; and
                                     (b) Schafer Brothers LLC, for itself
                                         and as the general partner of
                                         O.S.S. Capital Management LP, the
                                         Investment Manager of O.S.S. Overseas
                                         Master Fund Ltd.